Exhibit 10.1

FIRST AMENDMENT TO RETENTION AND RELOCATION AGREEMENT

This First Amendment to Retention and Relocation Agreement (“First Amendment”) is entered into as of July 16, 2008 between Knight Inc. f/k/a Kinder Morgan, Inc. (together with its successors hereinafter “KM”), and Scott E. Parker (“Employee or Parker”).

WHEREAS, the Parties previously entered into a Retention and Relocation Agreement effective March 5, 2007 (the “Agreement”), providing Employee incentive with certain retention payments, allowing for the relocation of Employee, and establishing certain terms to extend past active employment, including, without limitation, terms relating to non-competition, non-solicitation, and confidentiality;

WHEREAS, Employee has requested that he be allowed to step down from the position of President-Gas Pipes and KM hereby agrees to that request; and

WHEREAS, KM states that Employee performed exceptionally well as the President of the Gas group and agrees that Employee has made this request solely for personal reasons:

WHEREAS, Employee agrees that ample consideration is provided to ensure enforcement of such provisions and the waiver of certain rights as set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the following promises, the parties hereby agree as follows:

1.         Paragraph 1 of the Agreement is replaced with the following (the additional or changed language is shown below in italics):

1.           Intent of the Parties.  It is the intent of the parties that Employee shall be employed at will by KM.  Employee acknowledges and agrees that this Agreement shall not be interpreted to entitle Employee to any payment upon separation from the employ of KM, except as provided in section 5.  Effective August 1, 2008, Employee shall be reassigned to the position of Vice President – Business Development for the natural gas pipes business.  The Parties agree that this reassignment does not trigger any obligation on the part of KM under Section 4(b) of the Agreement.  Employee will be based out of the Downers Grove office and no longer have the obligation to split time between the Houston office and Downers Grove office.  Additionally, Employee shall be allowed to work from home on occasion as approved by the President – Gas Pipes.  Effective as of the first pay period in October 2008, Employee’s base salary shall be $250,000.

2.         Paragraph 3(a) of the Agreement is replaced with the following (the additional or changed language is shown below in italics):

(a)           Long Term Incentive.  Employee shall be provided cash awards as long term incentives (“LTI”) pursuant to the terms of this Agreement and shall not be eligible for any other type of long term incentive awards, except that Employee may participate in the Employee Growth Share Plan.  Upon the close of the transaction under which the management of KM buys out KM – that is the purchase of the outstanding shares of KM stock so that it is no longer a publicly traded company (the “MBO”), Employee shall receive the LTI cash awards according to the following schedule:

1 Year from date of MBO Close:       $500,000

2 Years from date of MBO Close:      $500,000

3 Years from date of MBO Close:      $500,000

If Employee’s employment is terminated for Cause or by Employee’s resignation prior to the date the LTI award comes due, Employee shall not be eligible for such award that has not come due.

3.         Paragraph 3(b) of the Agreement is replaced with the following (the additional or changed language is shown below in italics):

(b)           Quarterly Payments.  As an incentive for Employee to continue his at will employment with KM, so long as Employee remains employed by KM, Employee shall receive quarterly cash payments of fifty thousand dollars ($50,000), less applicable tax deductions and withholdings.  These quarterly payments shall commence as of the first quarter after the MBO and shall increase in accordance with Paragraph 3(d) below.  The quarterly payments shall cease upon Employee’s separation from the employ of KM for any reason; however, if Employee’s employment terminates in mid-quarter, that quarter shall be paid unless the separation is for Cause or by Employee resignation.  For purposes of this Agreement, a “quarter” shall mean the close of the first payroll period in each of the months of January, April, July, and October.

The Parties agree that the quarterly payments shall cease and the final quarterly payment shall be that made for the third quarter of 2008.  There shall be no quarterly payments and no liability on the part of KM for any quarterly payments for the fourth quarter of 2008 or thereafter.

4.         Adequacy of Consideration.  By executing this First Amendment, KM and Employee acknowledge the receipt and sufficiency of the consideration provided by the other.  Each acknowledges and confirms to the other that the consideration provided by the other is good and valuable consideration legally supportive of each party’s respective rights, duties and obligations hereunder.  By executing this First Amendment, KM and Employee shall be estopped from raising and hereby expressly waive any defense regarding the receipt and/or legal sufficiency of the consideration provided by one to the other with respect to this First Amendment.

5.         Assignability.  This First Amendment shall inure to the benefit of, and be binding upon, Employee and Employee’s personal or legal representatives, employees, administrators, successors, heirs, distributees, devisees and legatees, and KM, its successors and assignees, provided, however, that neither KM nor Employee may assign any of Employee’s or KM’s obligations, rights or benefits hereunder without the prior written consent of the other.

6.         Headings.  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this First Amendment.

7.         Controlling Law.  This First Amendment shall be governed and construed in accordance with the laws of Texas.  The parties agree that any legal action regarding this First Amendment must be filed in the state or federal courts in Houston, Texas.

8.         Entire Agreement.  This First Amendment and the Agreement constitute the entire agreement of the parties on the subject matters addressed herein and may not be expanded or altered except by express written agreement executed by both.  Employee acknowledges and agrees that this First Amendment has no effect on, and does not relieve Employee of, his obligations under Paragraph 4, including all of its subparagraphs, of the Agreement.

9.         Counterparts.  This First Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties on separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

KNIGHT INC. F/K/A KINDER MORGAN, INC	EMPLOYEE

By:	Signed:
	Name:	Scott E. Parker
Title:

Date:	Date: